   As filed with the Securities and Exchange Commission on December 9, 1998
                                                      Registration No. 333-35249

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                                      ON
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             ____________________

                         PROSOFT I-NET SOLUTIONS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                        3001 Bee Caves Road, Suite 100
                             Austin, Texas  78746
                                (512) 328-6140
              (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Executive Offices)

            Nevada                            8243               87-0448639
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)


                               JERRELL M. BAIRD
                            Chief Executive Officer
                         Prosoft I-Net Solutions, Inc.
                        3001 Bee Caves Road, Suite 100
                             Austin, Texas  78746
                                (512) 328-6140
              (Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)

                             ____________________

                                   Copy to:
                               William L. Twomey
                             Hewitt & McGuire, LLP
                     19900 MacArthur Boulevard, Suite 1050
                           Irvine, California 92612

                             ____________________

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

                             ____________________

  If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same Offering.   [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same Offering.   [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [_]

  Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 333-11247 and Registration Statement No. 333-28993.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

================================================================================
                              ____________________

                        CALCULATION OF REGISTRATION FEE

                                              Proposed            Proposed
   Title of Each Class         Amount          Maximum             Maximum         Amount of
      of Securities            to be       Offering Price         Aggregate       Registration
     to be Registered        Registered     Per Share(1)      Offering Price(1)     Fee(2)
-----------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share(3)           3,719,496        $2.375           $8,833,803         $2,606.00
===============================================================================================

(1) Calculated pursuant to Rule 457(c) on the basis of the last trade price of the Company's Common Stock on December 7, 1998, as reported by the NASDAQ SmallCap Market.
(2) This registration fee relates to an increase of 3,719,496 shares in the number of securities being registered by this pre-effective amendment. A filing fee of $6,458 was previously paid with the initial filing of this Registration Statement registering 1,894,258 shares and an additional filing fee of $3,042 was previously paid with an amendment to this Registration Statement registering an additional 902,305 shares.
(3) An additional 3,387,291 shares of Common Stock to be sold by stockholders (including 379,747 shares issuable upon exercise of outstanding Common Stock purchase warrants) have been registered under an earlier Registration Statement on Form S-1 (File No. 333-11247, filing fee paid $22,192.75) which was initially declared effective by the Securities and Exchange Commission ("SEC") on November 27, 1996, and an additional 595,664 shares of Common Stock to be sold by stockholders have been registered under another Registration Statement on Form S-1 (File No. 333-28993, filing fee paid $1,174) which was initially declared effective by the SEC on July 2, 1997. Both of these Registration Statements are being amended by filing of this Registration Statement pursuant to Rule 429. Accordingly, all three Registration Statements use the Prospectus that is a part of this Registration Statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                               8,212,004 Shares

                         PROSOFT I-NET SOLUTIONS, INC.
                                  Common Stock


     Shares of common stock of Prosoft I-Net Solutions, Inc. are being offered by this Prospectus. The Shares being offered include 4,310,755 presently outstanding shares, 1,894,999 shares which are issuable upon exercise of outstanding common stock purchase warrants and 2,006,250 shares which are issuable upon conversion of outstanding convertible promissory notes. The Shares will be sold from time to time by the Selling Stockholders named in this Prospectus through public or private transactions, on or off the Nasdaq SmallCap Market, at prevailing market prices, or at privately negotiated prices. We will not receive any of the proceeds from the sale of the Shares, other than the exercise price of any common stock purchase warrants which are exercised.

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "POSO." The closing bid price of the Common Stock was $_________ on ______________, 1998.


                         ______________________________


     Investing in the Common Stock Involves a High Degree of Risk. You Should Purchase Shares Only if You Can Afford a Complete Loss. See "Risk Factors" beginning on Page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                      Prospectus dated _____________, 1998

                             ABOUT THIS PROSPECTUS

     This Prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 8,212,004 shares (the "Shares") of our common stock ("Common Stock") which the selling stockholders named in this Prospectus (the "Selling Stockholders") may sell from time to time. We will not receive any of the proceeds from such sales.

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence and exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.



                               TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
Risk Factors..............................................................    3
Where You Can Find More Information.......................................    6
Forward-Looking Statements................................................    8
About Prosoft I-Net Solutions, Inc. ......................................    8
The Offering..............................................................    9
Use of Proceeds...........................................................    9
Selling Stockholders......................................................   10
Plan of Distribution......................................................   13
Legal Matters.............................................................   15
Experts...................................................................   15

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.   YOU SHOULD
CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES. YOU SHOULD ALSO BE AWARE OF CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT DO NOT RELATE TO HISTORICAL RESULTS OR FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

Expectation of Continuing Losses

     We have a limited operating history, which makes it difficult to predict our future operating results. However, we expect to continue incurring losses on a quarterly basis through at least the second quarter of our fiscal year ending July 31, 1999. We have incurred net losses of approximately $40 million from our inception in December 5, 1995 through July 31, 1998. For the year ended July 31, 1998, we incurred a net loss of $16,525,123. Our ability to generate significant revenues in the future is subject to uncertainty. In order to achieve profitability, we must increase our revenues. We can not assure you that we will be able to increase revenues or achieve profitability.

Future Capital Requirements and Uncertainty of Future Funding

     Since our inception, we have been dependent on outside financing to fund our growth. We have raised approximately $43 million from the private placement of our Common Stock since our inception and incurred losses of approximately $40 million. We began realizing increasing revenues in late fiscal 1998 due to our sales reorganization and refocusing efforts. This shift in our business strategy should result in a reduction in overhead expenses and, if revenues continue to grow as demonstrated in fiscal 1998, we hope to reach quarterly profitability in the second half of fiscal 1999. We also expect to receive proceeds of approximately $1 million in a private placement of our common stock, $2 million in a private placement of convertible debt securities and a $3.5 million asset-based line of credit during the second quarter of fiscal 1999. We believe that our existing resources, along with these financings, will be sufficient to meet our needs for working capital expenditures through at least fiscal 1999. If we do not achieve profitability and generate positive cash flow as anticipated, or if we are unable to obtain these financings, our ability to continue as a going concern will be jeopardized.

Intense Competition in Training Market

     We face substantial competition in the training market. Competition in the Internet/intranet training market is intense, rapidly changing and affected by the rapidly evolving nature of the Internet/intranet industry. A number of other companies offer products and services similar to ours, and additional new competitors may emerge in the near future. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development status, established customers and facilities than we do. As a result, there is a risk that we will not be able to successfully compete with existing and future competitors which would adversely affect our financial performance.

Rapid Technological Changes

     In our industry, technology advances rapidly and industry standards change frequently. To remain competitive and achieve profitability, we must continually enhance our existing products and services and promptly introduce new products, services and technologies to meet the changing demands of our customers. Our failure to respond to technological changes quickly will adversely affect our financial performance.

Market Overhang

     Future sales of our Common Stock could depress the market price of our Common Stock. In addition, the perception that such sales will occur could also adversely effect the price. Under this Prospectus, the selling stockholders may sell up to 8,212,004 shares (or approximately 49.2% of the shares of Common Stock currently outstanding). Any such sales, or even the market perception that such sales could be made, may depress the price of the Common Stock.

Volatility of Stock Price

     Our Common Stock has experienced substantial price volatility and such volatility may continue to occur in the future. Additionally, the stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely effect the market price of our Common Stock. In addition to such broad market fluctuations, factors such as the following may have a significant effect on the market price of our Common Stock:

     .    Fluctuations in our operating results.

     . The perception by others of our ability to obtain any necessary new financing.

     .    Limited trading market for our Common Stock.

     . Announcements of new ventures or products and services by us or our competitors.

No Foreseeable Dividends

     We have never paid cash dividends and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Certain Anti-Takeover Provisions

     Our Bylaws contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to:

     .    A staggered Board of Directors.

     . The elimination of the right of stockholders to act by written consent without a meeting, except unanimously.

     . The establishment of advance notice requirements for director nominations and actions to be taken at annual meetings.

          Such provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law (to which we are subject), could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to take control of us. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Common Stock.

                      WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

          New York Regional Office       Chicago Regional Office
          7 World Trade Center           Citicorp Center
          Suite 1300                     500 West Madison Street
          New York, NY  10048            Suite 1400
                                         Chicago, IL 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy
            -------------------
statements and other information at the offices of the Nasdaq Stock Market.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     . Annual Report on Form 10-K for the fiscal year ended July 31, 1998 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 1998 Annual Meeting of Stockholders);

     . The description of our Common Stock contained in the Registration Statement on Form 8-A dated October 11, 1996.

     This Prospectus is part of three Registration Statements we filed with the SEC (Nos. 333-11247, 333-28993 and 333-35249). You may request a free copy of any of the above filings by writing or calling:

                               Investor Relations
                         Prosoft I-Net Solutions, Inc.
                         2333 North Broadway, Suite 300
                          Santa Ana, California 92706
                            (714) 953-1200, ext. 375

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Stockholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, including the documents incorporated by reference in this Prospectus, contain forward-looking statements which reflected our views at the time the documents were filed regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or the results we expected at the time of filing. The words "believe," "expect," "anticipate" and similar expressions identify forward-looking statements, which speak only as of the dates on which they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether it is as a result of new information, future events or otherwise. You should not unduly rely on these forward-looking statements.

                      ABOUT PROSOFT I-NET SOLUTIONS, INC.

     We provide comprehensive Internet skills training courses, Internet skills certification programs and instructors to teach the training courses and certification. We offer more than 50 instructor-led Internet skills courses ranging from 1-day end-user workshops to 10-day certification programs. Our Certified Internet Webmaster Program creates the professional skills required to develop and implement e-business solutions in the Internet age. Our certification testing program is administered worldwide by testing leader Sylvan Prometric. We also sell our courseware to Authorized Training Center Resellers.

     We originally incorporated in Nevada in March 1985 as Tel-Fed, Inc. Our business was initially operated as a sole proprietorship (the "Proprietorship") beginning in February 1995. In December 1995, ProSoft Development Corp., a California corporation ("Old ProSoft") was incorporated and acquired the business from the Proprietorship effective January 1, 1996. In March 1996, we entered into a reorganization (the "Reorganization") with Old ProSoft and the Old ProSoft shareholders. In the Reorganization, we issued shares of our Common Stock to the Old ProSoft shareholders in exchange for their shares of Old ProSoft and changed our name to ProSoft Development, Inc. As a result, Old ProSoft became our wholly-owned subsidiary. From our incorporation until the Reorganization, we had no significant operations. We changed our name to Prosoft I-Net Solutions, Inc. in October 1996 and have announced plans to change our name again to "prosofttraining.com."

     Under applicable accounting rules, for financial statement purposes, we are required to account for the Reorganization as an acquisition of us by Old ProSoft, with the additional shares held by our prior shareholders reflected as a recapitalization of Old ProSoft. As a result, the consolidated financial statements incorporated by reference in this Prospectus for Prosoft I-Net Solutions, Inc. reflect, for the period prior to the Reorganization, the operations of Old ProSoft. Financial statements of the Proprietorship are also incorporated by reference herein. Our executive offices are located at 3001 Bee Caves Road, Suite 100, Austin, Texas 78746, and our telephone number is (512) 328-6140.

                                  THE OFFERING

Common Stock Offered by the Selling
Stockholders........................  8,212,004 shares(1)
Common Stock to be outstanding after
this Offering.......................  16,704,623 shares(1)(2)
Use of Proceeds.....................  Other than the exercise price of the common stock purchase warrants
                                      ("Warrants") which are exercisable, we
                                      will receive none of the proceeds from the
                                      sale of shares by the Selling
                                      Stockholders. We would receive gross
                                      proceeds of approximately $3,000,000 if
                                      all of the Warrants are exercised. Any
                                      proceeds we receive will be utilized for
                                      working capital and general corporate
                                      purposes.
NASDAQ SmallCap Symbol..............  POSO

____________________

(1) Includes 1,894,999 shares issuable upon exercise of the Warrants and 2,006,250 shares issuable upon conversion of outstanding convertible promissory notes.
(2) Does not include 2,189,508 shares reserved for issuance upon the exercise of outstanding stock options.


                                USE OF PROCEEDS

     Other than the exercise price of such of the Warrants as may be exercised, we will not receive any proceeds from the sale of Shares by the Selling Stockholders. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that they will choose to exercise all or any of their Warrants. The gross proceeds to us in the event that all of the Warrants are exercised would be approximately $3,000,000. Proceeds we receive, if any, will be utilized for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     All of the Shares offered by this Prospectus are being offered by the Selling Stockholders for their own respective accounts. Substantially all of the Selling Stockholders purchased their Shares in private placement investments in us or Old Prosoft. The following table sets forth certain information as of December 8, 1998, with respect to the Selling Stockholders:


                                                                   Shares             Shares             Shares
              Name of Selling Stockholder                    Beneficially Owned      Covered       Beneficially Owned
--------------------------------------------------------          Prior to              By             after the
                                                                  Offering          Prospectus        Offering(1)
                                                                  --------          ----------        -----------
Anderson, Erik T.                                                    2,688               2,688                  0
Baco, Raymundo C.                                                    3,840               3,840                  0
Baird, Jerrell M. (2)                                              215,500             112,500            103,000(3)
Betlem Service Corporation                                           9,524               9,524                  0
Brown, David H.                                                     70,000              70,000                  0
Bussell, Mark                                                       55,000              55,000                  0
Bustin & Co.                                                        12,750              12,750                  0
Calamitous L.C.                                                     15,000              15,000                  0
Charles Schwab and Company
  FBO Matthew Linsey                                                56,250              56,250                  0
Clark Fork Medical Associates, P.C. 401(K)
Profit Sharing Plan                                                  2,000               2,000                  0
Clark Fork Medical Assn. Trust                                      22,500              22,500                  0
Common Sense Partners                                               14,286              14,286                  0
Corbin, Brooks A.(4)                                               121,833(5)            2,333            119,500(3)
Cranshire Capital, L.P.                                            328,869             328,869                  0
D'Ambrosio, Louis J.                                                56,250              56,250                  0
Davis, Anne T.                                                      14,413              14,413                  0
Davis, Gart D.                                                     102,955             102,955                  0
DiSanto, Frank J.                                                   57,142              57,142                  0
DLJSC FBO Franklin Coffey                                           40,000              40,000                  0
Dorton, David                                                       15,000              15,000                  0
Eagle Growth Limited Partnership                                   225,000             225,000                  0
Ebbets Field                                                       281,250             281,250                  0
F&S Partnership                                                     25,000              25,000                  0
Fidelity Management Trust Co. FBO
  Donald Holcomb IRA                                                50,000              50,000                  0
Fidelity Management Trust Co. FBO
 John Ryan IRA                                                      25,000              25,000                  0
Fidelity Management Trust Co. FBO
  David I. Perl IRA(6)                                              10,000              10,000                  0


                                                                   Shares             Shares             Shares
              Name of Selling Stockholder                    Beneficially Owned      Covered       Beneficially Owned
--------------------------------------------------------          Prior to              By             after the
                                                                  Offering          Prospectus        Offering(1)
                                                                  --------          ----------        -----------
Fliege, James Ritchie                                               28,125              28,125                  0
Franklin, William I.                                               109,250             109,250                  0
Fuller, Joyce                                                       25,000              25,000                  0
Geary Partners                                                      83,367              83,367                  0
General Electric Pension Trust, Trustees                           408,164             408,164                  0
Geren, Preston M. III, Trustee                                     106,250             106,250                  0
Gladstein, Gary                                                     56,250              56,250                  0
Glenn E. White Trust                                                19,048              19,048                  0
Gramm, Colton                                                       28,125              28,125                  0
Hartman, Douglas                                                   755,921              70,000            685,921(7)
Investor Contacts Ltd.                                              60,000              60,000                  0
JMB/FEB Partners                                                    10,417              10,417                  0
J.M. Bryan Family Trust                                             10,416              10,416                  0
Judkins, Bary                                                        5,000               5,000
Ketcher, Frederick                                                  56,250              56,250                  0
Keyway Investments Limited                                          76,200              76,200                  0
Khaled, Michael E.                                                 234,800(5)           25,000            209,800(8)
King, Bradley J.                                                     2,688               2,688                  0
Korn, Jeffrey G. (9)                                                53,000              20,000             33,000(3)
Lukoff, Jonathon                                                     5,607(5)            5,607                  0
McDivitt, Kathleen                                                   2,688               2,688                  0
Mock, David                                                        130,700(5)          120,000             10,700(3)
Montesi, Terry                                                      84,375              84,375                  0
Morgan Guaranty Trust Company of New York, as                      214,744             214,744                  0
 Investment Manager for the Alfred F. Sloan
 Foundation (Multi-Market Account) (10)
Morgan Guaranty Trust Company of New York, as                      214,744             214,744                  0
 Trustee of the Multi-Market Special Investment Trust
 Fund of Morgan Guaranty Trust Company of
 New York (10)
Morgan Guaranty Trust Company of New York, as                    1,040,959           1,040,959                  0
 Trustee of the Commingled Pension Trust Fund
 (Multi-Market Special Investment Fund II) of Morgan
 Guaranty Trust Company of New York (10)
Morgan Guaranty Trust Company of New York, as                      605,297             605,297                  0
 Trustee of the Commingled Pension Trust Fund
 (Multi-Market Special Investment Fund 1) of Morgan
 Guaranty Trust Company of New York (10)
Morning Star Partners                                               17,000              17,000                  0
Olafson, Gregory                                                   100,000(5)           55,000             45,000(3)
Pabrai, Tina                                                       196,896             124,312             72,584(3)


                                                                   Shares             Shares             Shares
              Name of Selling Stockholder                    Beneficially Owned      Covered       Beneficially Owned
--------------------------------------------------------          Prior to              By             after the
                                                                  Offering          Prospectus        Offering(1)
                                                                  --------          ----------        -----------

Pabrai, Uday Om(11)                                                207,931             135,346             72,585(5)
PAL Employer Services, Inc.                                          8,000               8,000                  0
Peninsula Fund L.P.                                                202,083             202,083                  0
Peterson, Melvin D.                                                  5,000               5,000                  0
Presidio Partners                                                  283,367             283,367                  0
Quota Rabbico N.V.-Shapiro                                         168,750             168,750                  0
Redmond, Richard & Diana                                            20,000              20,000                  0
Richardson, Eric W. (12)                                           153,166(5)            2,666            150,500(3)
Richardson, William E. (13)                                        123,750(5)           25,000             98,750(3)
Ropar LLC                                                           30,000              30,000                  0
Rousseau, Darren A.                                                  1,120               1,120                  0
Ruenitz & Associates                                                28,125              28,125                  0
Schmidt Family Trust                                                20,000              20,000                  0
Service Master Company Limited Partnership                         142,857             142,857                  0
Service Master Venture Fund, LLC                                   562,500             562,500                  0
Shapiro, Steven                                                     22,500              22,500                  0
Siegfried & Jenson 401K Plan
  FBO Michael R. Richman                                             5,000               5,000                  0
Siegfried & Jenson 401K Plan
  FBO Ned Siegfried                                                 10,000              10,000                  0
Siegel, Richard                                                     28,125              28,125
Slawson, Steve                                                       3,000               3,000                  0
SunAmerica Small Company Growth Fund                               333,300             333,300                  0
Travelers Indemnity Co.                                            285,714             285,714                  0
Trimble, Kelly                                                     148,450(5)           56,250             92,200(3)
Turnbow Investment Co. L.C.                                          5,625               5,625                  0
Turnbow, Lynn                                                      191,250             191,250                  0
Vanderhoof, Clark D.                                                10,000              10,000                  0
Vanderhoof, Michael D.                                             309,490(5)          112,500            196,990(14)
VanZandt, Glorida                                                   22,500              22,500                  0
Whittal Company Limited                                             19,100              19,100                  0
Williams, David R.                                                  10,000              10,000                  0
Wilson, D. Ross                                                     10,000              10,000                  0
WWW Internet Fund                                                  162,500             162,500                  0
                                                                ----------          ----------         ----------
                                                                 9,715,258(15)       8,212,004(16)      1,712,361
                                                                ==========          ==========         ==========

____________________

(1) Assumes that each Selling Stockholder sells all of the Shares to which this Prospectus relates.

(2)   Mr. Baird is Chairman of the Board and Chief Executive Officer of the
      Company.
(3)   Represents less than 1% of our shares after this offering.
(4)   Mr. Corbin is a former officer of the Company.
(5) These Selling Stockholders have agreed generally not to sell, under this Prospectus, more than 1% of their respective Shares held as of November 27, 1996 for each month that elapses after that date unless our consent is obtained.
(6)   Mr. Perl is Chief Operating Officer of the Company.
(7)   Represents 4.1% of our shares after this offering.
(8)   Represents 1.3% of our shares after this offering.
(9)   Mr. Korn is a Director of the Company.
(10) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of each of these stockholders.
(11)  Mr. Pabrai is Vice Chairman and Chief Technology Officer of the Company.
(12)  Mr. Eric Richardson is a former officer of the Company.
(13) Mr. William Richardson is a former member of the Board of Directors of the Company.
(14)  Represents 1.2% of our shares after this offering.
(15) Includes 402,916 shares subject to currently exercisable options, 1,894,999 shares subject to currently exercisable warrants and 2,006,250 shares issuable upon conversion of promissory notes of the Company.
(16) Includes 1,894,999 shares subject to currently exercisable warrants and 2,006,250 shares issuable upon conversion of promissory notes of the Company.

                              PLAN OF DISTRIBUTION

      We are registering the Shares on behalf of the Selling Stockholders. As used in this Prospectus, the term "Selling Stockholder" includes donees and pledgees selling Shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. The Selling Stockholders will pay any brokerage commissions or similar selling expenses attributable to the sale of the Shares. The Selling Stockholders may effect sales of Shares from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq SmallCap Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may involve brokers or dealers.

      The Selling Stockholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Stockholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Stockholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

      The Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act because they may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

      Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

      Upon notification to us by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealers, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Stockholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                 LEGAL MATTERS

     Eric W. Richardson, our former General Counsel, has passed upon the validity of the issuance of the Shares offered hereby. As of December 1, 1998, Mr. Richardson beneficially owned 153,166 shares of our Common Stock.

                                    EXPERTS

     The consolidated financial statements of Prosoft I-Net Solutions, Inc. as of July 31, 1998, and for the year ended July 31, 1998, appearing in our Annual Report on Form 10-K for the year ended July 31, 1998, have been audited by Grant Thornton, LLP, Independent Auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of July 31, 1997, and for the year ended July 31, 1997 and the period from December 8, 1995 (date of incorporation) to July 31, 1996, included in our Annual Report on Form 10-K for the year ended July 31, 1998, as set forth in their report, which is incorporated in this prospectus by reference. Our consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

     The financial statements of Professional Development Institute as of December 31, 1995, and for the period from February 1, 1995 (date of inception) to December 31, 1995, appearing in our Annual Report on Form 10-K for the year ended July 31, 1998, have been audited by Kelly & Company, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and NASDAQ filing fees.

Securities and Exchange Commission registration fee.............  $    9,500
Accounting fees and expenses....................................  $   14,500
Blue sky fees and expenses (including counsel fees).............  $    2,000
Other legal fees and legal expenses.............................  $   20,000
Miscellaneous expenses..........................................  $    1,000
                                                                  ----------
   Total........................................................  $   47,000

Item 15.  Indemnification of Directors and Officers.

     The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     The Company's Restated Articles of Incorporation provide that the Company shall indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

     The Company's Bylaws generally require the Company to indemnify, as well as to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada Law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. The Company has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses by the Company.

     The Company maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company.

Item 16.  Exhibits and Financial Statement Schedules.

     (a)  Index of Exhibits


Exhibit
  No.                           Description of Exhibits
-------   ----------------------------------------------------------------------
   2 Agreement and Plan of Reorganization dated March 26, 1996 between the Company, Pro-Soft Development Corp. and the shareholders of Pro-Soft Development Corp. Filed as Exhibit 2 to the Company's Registration Statement on Form S-1 (No. 333-11247) ("Registration Statement No. 333-11247") and incorporated herein by reference.*

  3.1 Restated Articles of Incorporation of the Company, as amended. Filed as Exhibit 3.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

  3.2 Amended and Restated Bylaws of the Company. Filed as Exhibit 3.2 to Registration Statement No. 333-11247 and incorporated herein by reference.*

   4 Specimen Stock Certificate. Filed as Exhibit 4 to Registration Statement No. 333-11247 and incorporated herein by reference.*

   5       Opinion of Eric W. Richardson.*

Exhibit
  No.                           Description of Exhibits
--------  ----------------------------------------------------------------------

 10.1      Pro-Soft Development Corp. 1996 Stock Option Plan. Filed as Exhibit
           10.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.2 Prosoft I-Net Solutions, Inc. Amended 1996 Stock Option Plan. Filed as Exhibit 10.2 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.3 Stock and Warrant Purchase Agreement dated April 15, 1996 by and among the Company, Donald L. Danks, Keith D. Freadhoff, Douglas Hartman and various investors. Filed as Exhibit 10.3 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.4 Form of Registration and Lock-Up Agreement dated September __, 1996 between the Company and certain of the Selling Stockholders. Filed as
           Exhibit 10.5 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.5 Form of Indemnification Agreement between the Company and its Directors and Officers. Filed as Exhibit 10.13 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.6 Office Building Lease dated as of December 16, 1996 between COSCAN California Limited Partnership and the Company. Filed as Exhibit 10 to the Company's Report on Form 10-Q for the quarter ended January 31, 1997 and incorporated herein by reference.*

 10.7 Form of Subscription Agreement, entered into in February through April 1997, between the Company and various investors. Filed as
           Exhibit 10.16 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.8 Registration Rights Agreement dated as of March 13, 1997 among the Company and various investors. Filed as Exhibit 10.17 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.9 Subscription Agreement between the Company and General Electric Pension Trust dated April 4, 1997. Filed as Exhibit 10.18 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.10 Escrow Agreement among the Company, General Electric Pension Trust and State Street Bank and Trust dated April 4, 1997. Filed as Exhibit
           10.19 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.11 Secured Promissory Note dated April 9, 1997 in favor of the Company. Filed as Exhibit 10.20 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.12 Form of Subscription Agreement, entered into in November 1997 between the Company and various investors.

Exhibit
  No.                           Description of Exhibits
-------   ----------------------------------------------------------------------

 10.13 Registration Rights Agreement dated as of November 12, 1997 among the Company and various investors.

 10.14 Stock Purchase Agreement dated as of January 1, 1998 by and between the Company and Uday O. Pabrai with respect to all outstanding capital stock of Net Guru Technologies, Inc. Filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated January 1, 1998 and incorporated herein by reference.

 10.15 Employment Agreement dated January 1, 1998 between the Company and Uday O. Pabrai. Filed as Exhibit 10.1 to the Company's Current Report on Form 8-K dated January 1, 1998 and incorporated herein by reference.

 10.16 Promissory Note dated June 18, 1998, made by Uday Pabrai in favor of the Company. Filed as Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ending July 31, 1998 and incorporated herein by reference.

 10.17 Consulting Agreement dated April 30, 1998, between Investment Transaction, LLC and the Company. Filed as Exhibit 10.17 to the Company's Annual Report on Form 10-K for the year ending July 31, 1998 and incorporated herein by reference.

 10.18 Form of Stock Purchase Agreement dated as of November 18, 1998 by and among the Company and various investors.

 10.19 Note and Warrant Purchase Agreement dated as of December 2, 1998 by and among the Company and various investors.

 10.20 Registration Rights Agreement dated as of December 2, 1998 among the Company and various investors.

 21 Subsidiaries of the Company. Filed as Exhibit 21 to the Company's Annual Report on Form 10-K for the year ending July 31, 1998 and incorporated herein by reference.

 23.1      Consent of Grant Thornton LLP, Independent Auditors

 23.2      Consent of Ernst & Young LLP, Independent Auditors

 23.3      Consent of Kelly & Co., Independent Auditors

 23.4 Consent of Eric W. Richardson (included in the opinion filed as Exhibit 5).*

 24        Power of Attorney (included on signature page).

_______________

*      Previously filed

Item 17.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 8th day of December, 1998.

                                    PROSOFT I-NET SOLUTIONS, INC.


                                    By:  /s/ Jerrell M. Baird
                                         ---------------------------------------
                                         Jerrell M. Baird,
                                         Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Kimberly
V. Johnston and Jerrell M. Baird his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including Registration Statements Nos. 333-11247 and 333-28993 which are amended hereby), any amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


       Signature                         Capacity                     Date
       ---------                         --------                     ----

/s/ Jerrell M. Baird            Chief Executive Officer and     December 8, 1998
-----------------------------   Chairman of the Board
        Jerrell M. Baird        (Principal Executive Officer)


/s/ Uday O. Pabrai              Vice Chairman and Director      December 8, 1998
-----------------------------
        Uday O. Pabrai

/s/ Kimberly V. Johnston        Chief Financial Officer         December 8, 1998
-----------------------------   (Principal Financial and
       Kimberly V. Johnston     Accounting Officer)


/s/ Richard J. Groeneweg        Director                        December 8, 1998
-----------------------------
        Richard J. Groeneweg

/s/ Jeffrey G. Korn             Director                        December 8, 1998
-----------------------------
         Jeffrey G. Korn

/s/ Andrew Stallman             Director                        December 8, 1998
-----------------------------
        Andrew Stallman